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 FORM 4                                                                                                         OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 --------------------------
[ ] CHECK THIS BOX IF NO LONGER                      WASHINGTON, D.C. 20549                               OMB Number:      3235-0287
    SUBJECT TO SECTION 16. FORM                                                                           Expires: December 31, 2001
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                                                                       hours per response.....0.5

          Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |     to Issuer (Check all applicable)
Maurer        Richard           M.     |       S2 Golf Inc.                                |    __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|    __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS Identification  |  4. Statement for       |    _____ Other (specify below)
                                       |     Number or Social    |     Month/Year          |          SECRETARY
Three Gateway Center                   |     Security Number     |      12/00              |----------------------------------------
---------------------------------------|     of Reporting        |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                |     Person, if an       |  5. If Amendment,       |       (Check Applicable Line)
                                       |     entity (Voluntary)  |     Date of Original    | _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        | ___ Form filed by More than One
Pittsburgh        PA             15222 |                         |                         |     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    12/28/00   |   P   |       | 3,500  |  A   |  $1.125  |     32,500  |    I    |Richard
                                       |               |       |       |        |      |          |             |         |M. Maurer
                                       |               |       |       |        |      |          |             |         |Revocable
                                       |               |       |       |        |      |          |             |         |Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    12/27/00   |   P   |       | 2,700  |  A   |  $1.125  |     32,500  |    I    |Richard
                                       |               |       |       |        |      |          |             |         |M. Maurer
                                       |               |       |       |        |      |          |             |         |Revocable
                                       |               |       |       |        |      |          |             |         |Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    12/26/00   |   P   |       | 1,300  |  A   |  $1.125  |     32,500  |    I    |Richard
                                       |               |       |       |        |      |          |             |         |M. Maurer
                                       |               |       |       |        |      |          |             |         |Revocable
                                       |               |       |       |        |      |          |             |         |Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |    12/19/00   |   P   |       | 1,700  |  A   |  $1.125  |     32,500  |    I    |Richard
                                       |               |       |       |        |      |          |             |         |M. Maurer
                                       |               |       |       |        |      |          |             |         |Revocable
                                       |               |       |       |        |      |          |             |         |Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          |      1,000  |    I    |by trust
                                       |               |       |       |        |      |          |             |         |f/b/o
                                       |               |       |       |        |      |          |             |         |Christ-
                                       |               |       |       |        |      |          |             |         |opher G.
                                       |               |       |       |        |      |          |             |         |Maurer
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          |      1,000  |    I    |by trust
                                       |               |       |       |        |      |          |             |         |f/b/o
                                       |               |       |       |        |      |          |             |         |Mark R.
                                       |               |       |       |        |      |          |             |         |Maurer
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          |  1,399,096  |    I    |by Wesmar
                                       |               |       |       |        |      |          |             |         |Partners
                                       |               |       |       |        |      |          |             |         |Limited
                                       |               |       |       |        |      |          |             |         |Partner-
                                       |               |       |       |        |      |          |             |         |ship
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                                                  INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                                  UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Call Options (Rights to Buy)   |   $1.84375   |               |       |       |      |       |Immediate|        |Common  | 10,000
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Call Options (Rights to Buy)   |   $3.0625    |               |       |       |      |       |Immediate|        |Common  | 50,000
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|- --------
Call Options (Rights to Buy)   |   $2.3125    |               |       |       |      |       |Immediate|        |Common  |  7,500
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |    10,000      |        D          |               |
--------------|----------------|-------------------|---------------|
              |    50,000      |        D          |               |
--------------|----------------|-------------------|---------------|
              |     7,500      |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                      /s/ Richard M. Maurer                           01/08/01
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB number.                                       Page 2
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